Exhibit 99.2

October 23, 2009

Mr. Timothy M. Mayleben
706 Dornoch Drive
Ann Arbor, Michigan 48103
Re:	Consulting Services

Dear Tim:

In connection with the transition plan that was announced on September 3, 2009, whereby George Dunbar has announced his intention to terminate his employment as President and Chief Executive Officer with the Company immediately following the upcoming Annual Shareholders’ Meeting of the Company, which is currently expected to be held on December 14, 2009, and your agreement to take over those positions immediately upon George’s stepping down, the Company would like to enter into a consulting agreement with you, effective immediately and ending at the time that you assume employment with the Company as President and Chief Executive Officer.

While you have been a member of the Board of Directors of the Company for several years, the Company understands that you will need to spend significant time “getting up to speed” on and involved in day to day activities of the Company prior to assuming your new role, to better assure that the transition from George to you will go as smoothly as possible. In this regard, it is expected that you will consult with George, members of the Board and others at the Company to the extent you deem necessary or appropriate in order to be prepared to take over as President and Chief Executive Officer. You will spend such time between the date of this Agreement and the date you assume your roles as President and Chief Executive Officer as you deem necessary.

In consideration for your services as a consultant, the Company agrees to pay you a lump sum payment of $50,000, payable upon your commencement as President and Chief Executive Officer of the Company, for the time, effort and consulting services provided by you during the term of this Agreement. If for any reason this Agreement terminates prior to the Annual Shareholders’ Meeting and an employment agreement between you and the Company is not entered into, the Company will pay you a pro-rated portion of the $50,000, based on the number of days from September 14, 2009 to the date of notice of termination of this Agreement divided by the total number of days from the September 14, 2009 until the date the Annual Shareholders’ Meeting is to be held.

At all times during the term of this Agreement, you shall be an independent contractor and shall not be considered an employee of the Company for any purpose. You understand and acknowledge that the only compensation for your services under this Agreement is the $50,000 payment referred to above and during the term of the Agreement you will not be covered by any of the Company’s benefit plans or programs (other than any plans or programs that you are covered by reason of your being a Board member). Your compensation for services under this Agreement will be reported to you on IRS Form 1099 and you shall be responsible for the payment of any and all income or employment taxes (whether federal, state or local) arising out of this Agreement.

This Agreement is the sole and exclusive Agreement between the parties regarding your consulting relationship with the Company and supersedes any prior written or oral agreements with respect thereto. Any modifications to this Agreement shall be in writing and signed by both parties.

If you agree to the terms of this arrangement, please sign both copies of this letter and return one copy to Alan Rubino. The other copy is for your files.

AASTROM BIOSCIENCES, INC.

By: /s/ Alan L. Rubino—

Alan L. Rubino, Chairman of the Compensation Committee

AGREED TO AND ACKNOWLEDGED:

      /s/       Timothy M. Mayleben
Timothy M. Mayleben

CH3 1161760.5